Eaton Vance Municipals Trust
     24 Federal Street
     Boston, MA  02110
     (617) 482-8260

                                                     March 22, 1993




     Mississippi Tax Free Portfolio
     24 Federal Street
     Boston, MA  02110


     Ladies and Gentlemen:


              With respect to our purchase from you, at the purchase price of $100,000, of an interest (an "Initial Interest") in Mississippi Tax Free Portfolio (the "Portfolio"), we hereby advise you that we are purchasing such Initial Interest for investment purposes without any present intention of redeeming or reselling.

              The amount paid by the Portfolio on any withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the proportion of the amount of such Initial Interest withdrawn to the aggregate Initial
     Interests of all holders of similar Initial Interests then outstanding after taking into account any prior withdrawals of any such Initial Interest.


                                                Very truly yours,

                                                EATON VANCE MANAGEMENT


                                                By   /s/ Curtis H. Jones
                                                  ______________________________
                                                        Vice President
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